 FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report:   February 8, 2006

BORGWARNER INC.

(Exact name of registrant as specified in its charter)

Delaware                 1-12162                       13-3404508

(State of Incorporation)  (Commission File No.)    (IRS Employer

                                                                                Identification No.)

3850 Hamlin Road

Auburn Hills, MI 48326

(Address of principal executive offices)

Registrant's telephone number, including area code:

(248) 754-9200

[ ]         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement

On February 8, 2006, the Compensation Committee (the "Committee") of the Board of Directors of BorgWarner Inc. (the "Company") approved of the award of 132,200 performance shares ("Performance Shares") to its executive officers under the BorgWarner Inc. 2004 Stock Incentive Plan (the "Plan") as part of its long-term incentive program.  The Plan has been previously filed with the Securities and Exchange Commission (the "Commission").  The following number of Performance Shares was awarded to the named executive officers:  45,000 to Mr. Manganello; 12,000 to Mr. Adams; 11,000 to Mr. Wood; and 4,600 to Mr. McGill.

The Performance Shares have a value equal to one share of common stock.  The number of Performance Shares actually earned will be based upon the Company's total shareholder return as compared to a peer group of companies during a three-year period ending on December 31, 2008.  Under the Performance Shares awards, the terms of which are the same for each recipient (except for the number of Performance Shares granted), a threshold level of performance relative to a peer group performance is required as a condition to payment.  A Performance Share Award Agreement, the form of which is attached as Exhibit 10.1, contains the terms and conditions of each award (in addition to those generally applicable under the terms of the Plan), including the payout levels, and a list of peer group companies.

In connection with Mr. John Rau's retirement from the Company's Board of Directors, the Board approved of the removal of stock restrictions on 536 shares granted on July 28, 2004 and 947 shares granted on July 27, 2005.

Item 5.02        Departure of Directors or Principal Officers; Election of  Directors; Appointment of Principal Officers

On February 8, 2006, BorgWarner Inc. (the "Company") announced that the Board of Directors appointed Thomas T. Stallkamp as a member of the Company's board.  Mr. Stallkamp was appointed to serve as a Class I director, continuing in office until the Company's 2006 annual stockholders' meeting.  If elected at the annual stockholders' meeting, it is anticipated that Mr. Stallkamp will serve on the Company's Audit Committee.

 A copy of the press release announcing Mr. Stallkamp's appointment as a director of the Company is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits

            (c)   Exhibits

            10.1    BorgWarner Inc. 2004 Stock Incentive Performance Share Award Agreement

            99.1    Press Release dated February 8, 2006, announcing Mr. Stallkamp's appointment as a director of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BORGWARNER INC.

/s/ Vincent M. Lichtenberger

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Vincent M. Lichtenberger

Assistant Secretary

Dated: February 8, 2006